Exhibit 99.7

GOVERNMENTAL REGULATION

Our insurance businesses are subject to extensive regulation and supervision by the insurance regulatory agencies of the jurisdictions in which they operate. This regulation and supervision is primarily for the benefit and protection of customers, and not for the benefit of investors or creditors. State laws generally establish supervisory agencies that have broad regulatory authority, including the power to:

•	grant and revoke business licenses;

•	regulate and supervise sales practices and market conduct;

•	establish guaranty associations;

•	license agents;

•	approve policy forms;

•	approve premium rates and premium rate increases for some lines of business such as long-term care and Medicare supplement;

•	establish reserve requirements;

•	prescribe the form and content of required financial statements and reports;

•	determine the reasonableness and adequacy of statutory capital and surplus;

•	perform financial, market conduct and other examinations;

•	define acceptable accounting principles; and

•	regulate the types and amounts of permitted investments.

In addition, the NAIC issues model laws and regulations, many of which have been adopted by state insurance regulators, relating to:

•	reserve requirements;

•	risk-based capital (“RBC”) standards;

•	codification of insurance accounting principles;

•	investment restrictions;

•	restrictions on an insurance company’s ability to pay dividends;

•	credit for reinsurance; and

•	product illustrations.

In addition to the regulations described above, most states have also enacted laws or regulations regarding the activities of insurance holding company systems, including acquisitions, the terms of surplus debentures, the terms of transactions between insurance companies and their affiliates and other related matters. Various notice and reporting requirements generally apply to transactions between insurance companies and their affiliates within an insurance holding company system, depending on the size and nature of the transactions. These requirements may include prior regulatory approval or prior notice for certain material transactions. Currently, the Company and its insurance subsidiaries are registered as a holding company system pursuant to such laws and regulations in the domiciliary states of the insurance subsidiaries. In addition, the Company’s insurance subsidiaries routinely report to other jurisdictions.

Insurance regulators may prohibit the payment of dividends or other payments by our insurance subsidiaries to parent companies if they determine that such payment could be adverse to our policyholders or contract holders. Otherwise, the ability of our insurance subsidiaries to pay dividends is subject to state insurance department regulations and is based on the financial statements of our insurance subsidiaries prepared in accordance with statutory accounting practices prescribed or permitted by regulatory authorities, which differ from GAAP. These regulations generally permit dividends to be paid by the insurance company if such dividends are not in excess of unassigned surplus and, for any 12-month period, are in amounts less than the greater of, or in a few states, the lesser of:

•	statutory net gain from operations or statutory net income for the prior year; or

•	10% of statutory capital and surplus at the end of the preceding year.

Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department.

In accordance with an order from the Florida Office of Insurance Regulation, Washington National may not distribute funds to any affiliate or shareholder without prior notice to the Florida Office of Insurance Regulation. In addition, the RBC and other capital requirements described below can also limit, in certain circumstances, the ability of our insurance subsidiaries to pay dividends.

Our insurance subsidiaries that have long-term care business have made insurance regulatory filings seeking actuarially justified rate increases on our long-term care policies. Most of our long-term care business is guaranteed renewable, and, if necessary rate increases are not approved, we may be required to write off all or a portion of the insurance acquisition costs and establish a premium deficiency reserve. If we are unable to raise our premium rates because we fail to obtain approval for actuarially justified rate increases in one or more states, our financial condition and results of operations could be adversely affected.

During 2006, the Florida legislature enacted a statute, known as House Bill 947, intended to provide new protections to long-term care insurance policyholders. Among other requirements, this statute requires: (i) claim experience of affiliated long-term care insurers to be pooled in determining justification for rate increases for Florida policyholders; and (ii) insurers with closed blocks of long-term care insurance to not raise rates above the comparable new business premium rates offered by affiliated insurers. The manner in which the requirements of this statute are applied to our long-term care policies in Florida (including policies subject to the order from the Florida Office of Insurance Regulation as described in “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations”) may affect our ability to achieve our anticipated rate increases on this business.

Most states have also enacted legislation or adopted administrative regulations that affect the acquisition (or sale) of control of insurance companies. The nature and extent of such legislation and regulations vary from state to state. Generally, these regulations require an acquirer of control to file detailed information and the plan of acquisition, and to obtain administrative approval prior to the acquisition of control. “Control” is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is rebuttably presumed to exist if a person or group of affiliated persons directly or indirectly owns or controls 10% or more of the voting securities of another person.

Using statutory statements filed with state regulators annually, the NAIC calculates certain financial ratios to assist state regulators in monitoring the financial condition of insurance companies. A “usual range” of results for each ratio is used as a benchmark. An insurance company may fall out of the usual range for one or more ratios because of specific transactions that are in themselves immaterial or eliminated at the consolidated level. Generally, an insurance company will become subject to regulatory scrutiny if it falls outside the usual ranges of four or more of the ratios, and regulators may then act, if the company has insufficient capital, to constrain the company’s underwriting capacity. In the past, variances in certain ratios of our insurance subsidiaries have resulted in inquiries from insurance departments, to which we have responded. These inquiries have not led to any restrictions affecting our operations.

The NAIC’s RBC requirements provide a tool for insurance regulators to determine the levels of statutory capital and surplus an insurer must maintain in relation to its insurance and investment risks and the need for possible regulatory attention. The RBC requirements provide four levels of regulatory attention, varying with the ratio of the insurance company’s total adjusted capital (defined as the total of its statutory capital and surplus, asset valuation reserve and certain other adjustments) to its RBC (as measured on December 31 of each year), as follows:

•

if a company’s total adjusted capital is less than 100% but greater than or equal to 75% of its RBC (the “Company Action Level”), the company must submit a comprehensive plan to the regulatory authority proposing corrective actions aimed at improving its capital position;

•

if a company’s total adjusted capital is less than 75% but greater than or equal to 50% of its RBC, the regulatory authority will perform a special examination of the company and issue an order specifying the corrective actions that must be taken;

•

if a company’s total adjusted capital is less than 50% but greater than or equal to 35% of its RBC (the “Authorized Control Level”), the regulatory authority may take any action it deems necessary, including placing the company under regulatory control; and

•	if a company’s total adjusted capital is less than 35% of its RBC (the “Mandatory Control Level”), the regulatory authority must place the company under its control.

In addition, the RBC requirements provide for a trend test if a company’s total adjusted capital is between 100% and 125% of its RBC at the end of the year. The trend test calculates the greater of the decrease in the margin of total adjusted capital over RBC:

•	between the current year and the prior year; and

•	for the average of the last 3 years.

It assumes that such decrease could occur again in the coming year. Any company whose trended total adjusted capital is less than 95% of its RBC would trigger a requirement to submit a comprehensive plan as described above for the Company Action Level.

In January 2009, the NAIC considered, but declined, a number of reserve and capital relief requests made by the American Council of Life Insurers, acting on behalf of its member companies. These requests, if adopted, would have generally resulted in lower statutory reserve and capital requirements, effective December 31, 2008, for life insurance companies. However, notwithstanding the NAIC’s action on these requests, insurance companies have the right to approach the insurance regulator in their respective state of domicile and request relief. Insurance subsidiaries of the Company requested and were granted certain permitted practices, with a beneficial impact on statutory capital as of September 30, 2010.

The 2009 statutory annual statements filed with the state insurance regulators of each of our insurance subsidiaries reflected total adjusted capital in excess of the levels subjecting the subsidiaries to any regulatory action. No assurances can be given that we will make future contributions or otherwise make capital available to our insurance subsidiaries.

The calculation and estimation of RBC requires certain judgments to be made, and, accordingly, the actual RBC may be greater or less than the RBC as of any date of determination. Furthermore, any reference to the RBC of Bankers Life, Colonial Penn or Washington National, individually or on a consolidated basis, should be considered only within the context of the totality of the information contained within this Offering Memorandum.

In addition to the RBC requirements, certain states have established minimum capital requirements for insurance companies licensed to do business in their state. These regulators have the discretionary authority, in connection with the continual licensing of the Company’s insurance subsidiaries, to limit or prohibit writing new business within its jurisdiction when, in the state’s judgment, the insurance subsidiary is not maintaining adequate statutory surplus or capital or that the insurance subsidiary’s further transaction of business would be hazardous to policyholders. These additional requirements generally have not had a significant impact on the Company’s insurance subsidiaries. Refer to the note entitled “Statutory Information (Based on Non-GAAP Measures)” in our notes to the Audited Consolidated Financial Statements for more information on our RBC ratios.

In addition, although we are under no obligation to do so, we may elect to contribute additional capital to strengthen the surplus of certain insurance subsidiaries. Any election regarding the contribution of additional capital to our insurance subsidiaries could affect the ability of our insurance subsidiaries to pay dividends to the holding company. The ability of our insurance subsidiaries to pay dividends is also impacted by various criteria established by rating agencies to maintain or receive higher ratings and by the capital levels that we target for our insurance subsidiaries.

The NAIC has adopted model long-term care policy language providing nonforfeiture benefits and has proposed a rate stabilization standard for long-term care policies. Various bills are introduced from time to time in the U.S. Congress which propose the implementation of certain minimum consumer protection standards in all long-term care policies, including guaranteed renewability, protection against inflation and limitations on waiting periods for pre-existing conditions. Federal legislation permits premiums paid for qualified long-term care insurance to be tax-deductible medical expenses and for benefits received on such policies to be excluded from taxable income.

Our insurance subsidiaries are required, under guaranty fund laws of most states, to pay assessments up to prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. Typically, assessments are levied on member insurers on a basis which is related to the member insurer’s proportionate share of the business written by all member insurers. Assessments can be partially recovered through a reduction in future premium taxes in some states.

The Company’s insurance subsidiaries are required to file detailed annual reports, in accordance with prescribed statutory accounting rules, with regulatory authorities in each of the jurisdictions in which they do business. As part of their routine oversight process, state insurance departments conduct periodic detailed examinations, generally once every three to five years, of the books, records and accounts of insurers domiciled in their states. These examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC.

State regulatory authorities and industry groups have developed several initiatives regarding market conduct, including the form and content of disclosures to consumers, advertising, sales practices and complaint handling. Various state insurance departments periodically examine domestic and non-domestic insurance companies conducting business in their states, including the insurance subsidiaries. The purpose of these periodic examinations is to determine if operations are consistent with the public interest of the policyholders resident in the state conducting the examination. State regulators have imposed significant fines and restrictions on our insurance company subsidiaries for improper market conduct. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. In addition, market conduct has become one of the criteria used by rating agencies to establish the ratings of an insurance company. For example, A.M. Best’s ratings analysis now includes a review of the insurer’s compliance program.

Recent investigations of broker placement and compensation practices initiated by the attorney general offices of certain states, together with recently filed class action lawsuits, initiated against such broker entities and certain insurance companies have challenged the legality of certain activities conducted by these brokers and companies. The investigations and suits challenge, among other things, (i) the appropriateness of setting fees paid to brokers based on the volume of business placed by a broker with a particular insurer or reinsurer; (ii) the payment of contingent fees to brokers by insurers or reinsurers because of an alleged conflict of interest arising from such fee arrangements; (iii) the nondisclosure by brokers to their clients of contingent fees paid to them by insurers and reinsurers; and (iv) bid rigging and tying the receipt of direct insurance to placing reinsurance through the same broker.

Most states mandate minimum benefit standards and benefit ratios for accident and health insurance policies. We are generally required to maintain, with respect to our individual long-term care policies, minimum anticipated benefit ratios over the entire period of coverage of not less than 60%. With respect to our Medicare supplement policies, we are generally required to attain and maintain an actual benefit ratio, after three years, of not less than 65%. We provide to the insurance departments of all states in which we conduct business annual calculations that demonstrate compliance with required minimum benefit ratios for both long-term care and Medicare supplement insurance. These calculations are prepared utilizing statutory lapse and interest rate assumptions. In the event that we fail to maintain minimum mandated benefit ratios, our insurance subsidiaries could be required to provide retrospective refunds and/or prospective rate reductions. We believe that our insurance subsidiaries currently comply with all applicable mandated minimum benefit ratios.

Our insurance subsidiaries are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories, such as below investment grade bonds, equity real estate and common stocks. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus, and, in some instances, would require divestiture of such non-qualifying investments. The investments made by our insurance subsidiaries comply in all material respects with such investment regulations as of September 30, 2010.

Federal and state law and regulation require financial institutions to protect the security and confidentiality of personal information, including health-related and customer information, and to notify customers and other individuals about their policies and practices relating to their collection and disclosure of health-related and customer information and their practices relating to protecting the security and confidentiality of that information. State laws regulate use and disclosure of social security numbers and federal and state laws require notice to affected individuals, law enforcement, regulators and others if there is a breach of the security of certain personal information, including social security numbers. Federal and state laws and regulations regulate the ability of financial institutions to make telemarketing calls and to send unsolicited e-mail or fax messages to consumers and customers. Federal and state lawmakers and regulatory bodies may be expected to consider additional or more detailed regulation regarding these subjects and the privacy and security of personal information. The United States Department of Health and Human Services has issued regulations under the Health Insurance Portability and Accountability Act relating to standardized electronic transaction formats, code sets and the privacy of member health information. These regulations, and any corresponding state legislation, affect our administration of health insurance. The United States Department of Health and Human Services has issued regulations under the Health Insurance Portability and Accountability Act relating to standardized electronic transaction formats, code sets and the privacy of member health information. These regulations, and any corresponding state legislation, affect our administration of health insurance.

Title III of the USA PATRIOT Act of 2001 (the “Patriot Act”), amends the Money Laundering Control Act of 1986 and the Bank Secrecy Act of 1970 to expand anti-money laundering (“AML”) and financial transparency laws applicable to financial services companies, including insurance companies. The Patriot Act, among other things, seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism, money laundering or other illegal activities. To the extent required by applicable laws and regulations, CNO and its insurance subsidiaries have adopted AML programs that include policies, procedures and controls to detect and prevent money laundering, have designated compliance officers to oversee the programs, provide for on-going employee training and ensure periodic independent testing of the programs. CNO’s and the insurance subsidiaries’ AML programs, to the extent required, also establish and enforce customer identification programs and provide for the monitoring and the reporting to the Department of the Treasury of certain suspicious transactions.

Traditionally, the federal government has not directly regulated the business of insurance. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. Most prominently, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 give the U.S. federal government direct regulatory authority over certain aspects of the business of health insurance. In addition, the reform includes major changes to the U.S. health care insurance marketplace. Among other changes, the reform legislation includes an individual medical insurance coverage mandate, provides for penalties on certain employers for failing to provide adequate coverage, creates health insurance exchanges to attempt to facilitate the purchase of insurance by individuals and small businesses, and addresses policy coverages and exclusions as well as the medical loss ratios of insurers. The legislation also includes changes in government reimbursements and tax credits for individuals and employers and alters federal and state regulation of health insurers. These changes will be phased in over the next several years. These changes are directed toward major medical health insurance coverage, which our insurance subsidiaries do not offer. Rather, our core products (e.g., medicare supplement insurance, long term care insurance, and other limited benefit supplemental insurance products) are not subject to or covered under the major provisions of this new federal legislation.

In addition, the Dodd-Frank Act generally provides for enhanced federal supervision of financial institutions, including insurance companies in certain circumstances, and financial activities that represent a systemic risk to financial stability or the U.S. economy. Under the Dodd-Frank Act, a Federal Insurance Office will be established within the U.S. Treasury Department to monitor all aspects of the insurance industry and its authority would likely extend to most lines of insurance that are written by the Company, although the Federal Insurance Office is not empowered with any general regulatory authority over insurers. The director of the Federal Insurance Office will serve in an advisory capacity to the newly established Financial Stability Oversight Council and will have the ability to recommend that an insurance company or an insurance holding company be subject to heightened prudential standards by the Federal Reserve, if it is determined that financial distress at the company could pose a threat to financial stability in the U.S. The Dodd-Frank Act also provides for the preemption of state laws when inconsistent with certain international agreements, and would streamline the state-level regulation of reinsurance and surplus lines insurance. Under certain circumstances, the FDIC can assume the role of a state insurance regulator and initiate liquidation proceedings under state law.

It is unclear what impact, if any, the Dodd-Frank Act or any other similar legislation could have on the insurance subsidiaries’ results of operations, financial condition or liquidity.

Throughout 2008 and continuing in 2009, Congress, the Federal Reserve, the U.S. Treasury and other agencies of the federal government have taken a number of actions (in addition to continuing a series of interest rate reductions that began in the second half of 2007) intended to provide liquidity to financial institutions and markets, to mitigate the loss of investor confidence in particular troubled institutions and to prevent or contain the spread of the financial crisis. These measures have included:

•	expanding the types of institutions that have access to the Federal Reserve’s discount window;

•	injecting capital into selected banking institutions and their holding companies;

•	increasing the level of deposit insurance coverage;

•	providing a capital assistance program for banks that have undergone a “stress test”;

•	creating a public-private investment program to purchase troubled loans and asset-backed securities from financial institutions;

•	providing asset guarantees and emergency loans to particular distressed companies;

•	instituting a temporary ban on short selling of shares of certain financial institutions;

•	creating programs intended to reduce the volume of mortgage foreclosures by modifying the terms of mortgage loans for distressed borrowers;

•	temporarily guaranteeing money market funds; and

•	implementing programs to support the mortgage-backed securities market and mortgage lending.

On March 5, 2009, the U.S. House of Representatives passed the “Helping Families Save Their Homes Act of 2009”, which would grant federal bankruptcy judges the ability to modify the terms of certain mortgage loans by, among other things, reducing interest rates and principal and extending repayments. Because it would permit judges to reduce, or “cram down” principal, this type of legislation is referred to as “cram down” legislation. Although the U.S. Senate defeated the “cram down” aspects of this legislation on April 30, 2009, similar legislation may be introduced in the future. Mortgage loan modifications can affect the allocation of losses on certain RMBS transactions including senior tranches of RMBS transactions that include bankruptcy carve-outs, which provide that bankruptcy losses above a specified threshold are allocated to all tranches pro rata regardless of seniority. If similar mortgage-related legislation is signed into law, it could cause loss of principal on or ratings downgrades of certain of the Company’s RMBS holdings, including senior tranches of RMBS transactions that include bankruptcy carve-outs.

In January 2009, the NAIC considered, but declined, a number of reserve and capital relief requests made by the American Council of Life Insurers, acting on behalf of its member companies. These requests, if adopted, would have generally resulted in lower statutory reserve and capital requirements, effective December 31, 2008, for life insurance companies. However, notwithstanding the NAIC’s action on these requests, insurance companies have the right to approach the insurance regulator in their respective state of domicile and request relief. Insurance subsidiaries of the Company requested and were granted certain permitted practices, with a beneficial impact on statutory capital as of December 31, 2008.

In late 2009, the NAIC issued Statement of Statutory Accounting Principles 10R (“SSAP 10R”). SSAP 10R increased the amount of deferred tax assets that may be admitted on a statutory basis. The admission criteria for realizing the value of deferred tax assets was increased from a one year to a three-year period. Further, the aggregate cap on deferred tax assets that may be admitted was increased from 10% to 15% of surplus. These changes increased the capital and surplus of our insurance subsidiaries, thereby positively impacting RBC at December 31, 2009. To temper this positive RBC impact, and as a temporary measure at December 31, 2009 only, a 5% pretax RBC charge must be applied to the additional admitted deferred tax assets generated by SSAP 10R.

The asset management activities of 40|86 Advisors are subject to various federal and state securities laws and regulations. The SEC and certain state securities commissions are the principal regulators of our asset management operations. In addition, CNO has a subsidiary that is registered as a broker/dealer, which is regulated by the Financial Industry Regulatory Authority, Inc. and by state securities commissioners.